Exhibit 99.1


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   W. R. Berkley Corporation                      NEWS
   475 Steamboat Road                             RELEASE
   Greenwich, Connecticut 06830
   (203) 629-3000
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FOR IMMEDIATE RELEASE                        CONTACT:  Eugene G. Ballard
                                                       Chief Financial Officer
                                                       203-629-3000


                   W. R. BERKLEY CORPORATION ANNOUNCES PRICING
                     OF PUBLIC OFFERING OF 4,100,000 SHARES

     Greenwich, CT, November 19, 2002 -- W. R. Berkley Corporation (NYSE: BER) announced today that it has priced its previously announced public offering of 4,100,000 shares of its common stock at $37.32 per share. Proceeds of the offering will be used to provide additional capital for the Company's insurance subsidiaries and for general corporate purposes. The Company has also granted the underwriters an over-allotment option to purchase up to 615,000 additional shares at the offering price. Closing of the offering is expected on or about November 22, 2002.

     Merrill Lynch & Co. is the sole bookrunner on the transaction with Morgan Stanley as a joint lead manager and Salomon Smith Barney as a co-manager.

     This announcement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. A shelf registration statement relating to these securities has previously been filed with the Securities and Exchange Commission and has become effective. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the prospectus with respect to this offering may be obtained from Merrill Lynch & Co., World Financial Center, 250 Vesey Street, North Tower - 25th Floor, New York, New York 10281-1325 (212-449-1000).

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company which operates in five segments of the property casualty insurance business: specialty insurance, alternative markets, reinsurance, regional property casualty insurance and international.


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